Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-62871, 333-62799 and 333-98379) of Berry Petroleum Company of our report dated February 20, 2004, except as to the restatement described in Note 14 which is as of August 6, 2004, relating to the financial statements, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 6, 2004